CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SENTISEARCH, INC.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Sentisearch, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST:    That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:
"The total number of shares of common stock which the corporation shall have the authority to issue is forty million (40,000,000) shares, having a par value of $.0001 per share.”

SECOND:       That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate this 9th day of August, 2011.

SENTISEARCH, INC.

By: /s/ Joseph K. Pagano Name: Joseph K. Pagano Title: Chairman & CEO